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                                                                     Exhibit 5.1

                 Opinion of Curtis, Mallet-Prevost, Colt & Mosle

                                                                December 5, 1997

Wave Systems Corp.
480 Pleasant Street
Lee, MA  01238

Gentlemen:

            We have acted as special counsel for Wave Systems Corp., a Delaware corporation (the "Company"), with respect to the proposed registration by the Company of shares of the Company's Class A Common Stock, $0.01 par value per share (the "Shares"), covered by a Registration Statement on Form S-3 (Registration Statement No. 333-38265, hereinafter the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Shares consist of (i) up to 5,669,590 Shares issuable upon conversion of 112,500 shares of the Company's Series F Convertible Preferred Stock, par value $.01 per share (the "Series F Preferred Stock") and as dividends on the Series F Preferred Stock, (ii) 168,750 Shares issuable upon the exercise of warrants (the "Placement Warrants") issued in connection with the placement of the Company's Series F Preferred Stock, and
(iii) 20,000 Shares issued pursuant to a Software License Agreement entered into between the Company and Galapagos Software, Inc., dated February 13, 1997 (the "License Agreement").

            In connection herewith, we have examined the Restated Certificate of Incorporation, the By-laws, and the Registration Statement and all exhibits thereto (including those incorporated by reference), and such other documents as we have considered necessary.

            In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

            Based upon such examination, it is our opinion that (i) the Shares issuable upon conversion of the Series F Preferred Stock and as dividends on the Series F Preferred Stock, when issued in accordance with the terms of the Series F Preferred Stock, (ii) the Shares issuable upon exercise of the Placement Warrants, and (iii) 20,000 Shares issued pursuant to the License Agreement, when issued in accordance with the terms of the Placement Warrants, are or will be, as the case may be, legally issued, fully paid and non-assessable.

            We hereby consent to the reference to our name in the Registration Statement and in the related Prospectus under the caption "Legal Matters" and to the use of the foregoing
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opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

            We are giving this opinion to the Company, and no person other than the Company may rely upon it.

                                       Very truly yours,

                                       /s/ Curtis, Mallet-Prevost, Colt & Mosle


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